Exhibit
 Number                                                      Exhibit
 ------                                                       -------
(i)(1)(c)   Opinion and Consent of Chapman and Cutler for The
            Nebraska Municipal Fund dated November 16, 1993.
                                                             Exhibit (i)(1)(c)

                           CHAPMAN AND CUTLER
                          111 WEST MONROE STREET
                         CHICAGO, ILLINOIS  60603


                            November 16, 1993


Ranson Managed Portfolios
120 South Market Street
Suite 450
Wichita, Kansas 67202

         Re:                  Ranson Managed Portfolios
                              -------------------------

Gentlemen:

    We have served as counsel for Ranson Managed Portfolios, (the "Fund") which proposes to offer and sell shares of its The Nebraska Municipal Fund series (the "Shares") in the manner and on the terms set forth in its Registration Statement filed with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended.

    In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

    Based upon the foregoing, we are of the opinion that:

    1. The Fund is a duly organized and validly existing Trust pursuant to its Agreement and Declaration of Trust dated August 10, 1990.

    2. The shares of the Fund which are currently being registered by the Registration Statement referred to above may be legally and validly issued from time to time in accordance with the Agreement and Declaration of Trust and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per share and such shares, when so sold, will be legally issued and outstanding, fully paid and non-assessable except that, as set forth in the Registration Statement, shareholders of the Fund may in certain circumstances be held personally liable for its obligations.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 33-36324) relating to the Shares referred to above, to the use of our name and to the reference to our firm and said Registration Statement and in the related Prospectus.

                                     Respectfully submitted,


                                             CHAPMAN AND CUTLER